As filed with the Securities and Exchange Commission on February 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ACTIVCARD CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-0485038
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6623 Dumbarton Circle

Fremont, California 94555

(Address of Principal Executive Offices)

ActivCard 2002 Stock Option Plan

ActivCard Common Stock Warrants

(Full Title of the Plans)

Steven Humphreys

Chief Executive Officer

6623 Dumbarton Circle

Fremont, California 94555

Telephone: (510) 574-0100

Facsimile: (510) 574-0101

(Name and Address of Agent For Service)

Copy to:

Stephen C. Ferruolo, Esq.

Heller Ehrman White & McAuliffe LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, California 92122-1246

Telephone: (858) 450-8400

Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	9,460,800	$7.73	$73,131,984	$6,729

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq National Market, on February 10, 2003.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference and made a part hereof:

(a)	Prospectus of ActivCard Corp., dated December 31, 2002, filed with the SEC January 6, 2003 pursuant to Rule 424(b)(3), which contains the Registrant’s audited financial statements for the year ended December 31, 2001.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

ActivCard Corp.’s bylaws require indemnification of its past and present directors, officers, employees and agents to the fullest extent permitted under Delaware law. Under Delaware law, a corporation may indemnify any director, officer, employee or agent involved in a third party action by reason of his agreeing to serve, serving or formerly serving as an officer, director, employee or agent of the corporation, against all expenses, judgments, fines and settlement amounts paid in the third party action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee or agent involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director, officer, employee or agent acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation. If a person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under Delaware law.

The statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Furthermore, under Delaware law a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
5	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young Audit
23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)
24	Power of attorney (page 5)
99.1	ActivCard Corp. 2002 Stock Option Plan*
99.2	Form of ActivCard Common Stock Warrant

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-4 filed with the Commission on September 25, 2002.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section (d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, California, on February 13, 2003.

ActivCard Corp.

By:	/s/ STEVEN HUMPHREYS
Steven Humphreys
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Steven Humphreys and Blair Geddes jointly and severally, his attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ STEVEN HUMPHREYS Steven Humphreys	Chairman of the Board of Directors, President and Chief Executive Officer	February 13, 2003

/s/ YVES AUDEBERT Yves Audebert	Vice Chairman of the Board of Directors and Chief Technology Officer	February 13, 2003

/s/ BLAIR GEDDES Blair Geddes	Chief Financial Officer (Principal Financial and Accounting Officer)	February 13, 2003

/s/ SERGIO CELLINI Sergio Cellini	Director	February 12, 2003

/s/ CLIFFORD GUNDLE Clifford Gundle	Director	February 13, 2003

Montague Koppel	Director	February , 2003

Lee Kheng Nam	Director	February , 2003

/s/ JAMES E. OUSLEY James E. Ousley	Director	February 11, 2003

Antoine R. Spillman	Director	February , 2003

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Heller Ehrman White & McAuliffe LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young Audit
23.3	Consent of Heller Ehrman White & McAuliffe LLP (filed as a part of Exhibit 5)
24	Power of Attorney (page 5)
99.1	ActivCard Corp. 2002 Stock Option Plan*
99.2	Form of ActivCard Common Stock Warrant

*	Incorporated by reference from the Registrant’s Registration Statement on Form S-4 filed with the Commission on September 25, 2002.